FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 19% INCREASE IN FOURTH QUARTER SALES FROM ONGOING BRANDS

New York, New York, January 27, 2014: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2013, net sales of the Company’s ongoing brands (excluding Burberry brand sales) increased 19% to $105.5 million, as compared to $88.8 million for the corresponding period of the prior year. Consolidated 2013 fourth quarter net sales declined 40% when Burberry sales are included in the prior year period. At comparable foreign currency exchange rates, consolidated fourth quarter net sales also declined 40%. Total net sales for 2013 (excluding Burberry) increased nearly 23% to $433.0 million from 2012’s $352.7 million. Inter Parfums plans to issue results for the 2013 fourth quarter and full year on or about March 11, 2014.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
	($ in millions)

European-based product sales	$78.4	$152.4	(48)%	$464.3	$571.8	(19)%
United States-based product sales	27.1	24.5	11%	99.2	82.3	21%
	$105.5	$176.9	(40)%	$563.5	$654.1	(14)%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, “The year closed on a very strong note as our ongoing brands delivered robust growth of 21% in the fourth quarter. For the final quarter of 2013, Montblanc brand sales rose more than 42% driven by the exceptional success of Legend fragrances. Jimmy Choo sales rose 11%, propelled by strong demand for the brand’s signature fragrance, as well as Flash, a new women’s scent launched early in the year. Lanvin sales remained on a growth trajectory reflecting the spring 2013 launch of Lanvin Me and the ongoing appeal of Eclat d’Arpège, after more than a decade on the market. Additionally, the performances of the Repetto signature scent introduced in May and Place Vendôme from Boucheron launched in the fall have exceeded our expectations. We are also pleased with the upturn in Van Cleef & Arpels fragrance sales, thanks in great part to the promising start for the new Rêve line and steady performances by the First and Collection Extraordinaire lines.”

Mr. Madar further noted, “Our U.S.-based operations continue to become a more significant portion of our overall sales as we are enlarging our portfolio of brands, expanding distribution of the brands, and adding value to existing brands with new scents. During the fourth quarter, in the absence of major launches for U.S.-based products, we achieved 11% sales growth. The increase was due to a number of factors, including the successful rollout of La Vie de Bohème by Anna Sui in the fall, taking over Alfred Dunhill legacy fragrances in April and Agent Provocateur legacy scents in the fall, as well as from the third quarter launch of new scents for Banana Republic and bebe.”

Mr. Madar concluded, “We are very enthusiastic about 2014 which is shaping up to be one our largest new product launch years in our history on both sides of the Atlantic with new scents rolling out for Balmain, Karl Lagerfeld, Jimmy Choo, Montblanc, S.T. Dupont, Alfred Dunhill, Shanghai Tang and Agent Provocateur.”

Inter Parfums, Inc. News Release January 27, 2014	Page 2

2013/2014 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “Our 2013 net sales were in line with the guidance we provided in November and therefore we see no reason to change current earnings guidance of income attributable to Inter Parfums, Inc. of $1.23 per diluted share, as we followed through with our previously announced plans to make significant fourth quarter investments in advertising and promotion in support of new product launches and the worldwide development of the Lanvin, Jimmy Choo and Montblanc brands. We look forward to reaping the returns on these investments throughout 2014 and beyond.”

Mr. Greenberg continued, “With respect to our 2014 outlook, we are maintaining our guidance for net sales of approximately $495 million, which represents approximately 15% growth of our ongoing brands. Our expectations for net income attributable to Inter Parfums, Inc. remain in the range of $0.93 to $0.98 per diluted share. As in the past, we will update our guidance as appropriate as the year progresses and our visibility improves.” Guidance assumes the dollar remains at current levels.

In the 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, Brooks Brothers, bebe, and Betsey Johnson. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com